EXHIBIT 99.1

                             GRANT PARK FUTURES FUND


               WEEKLY COMMENTARY FOR THE WEEK ENDED APRIL 29, 2005

                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     4/29/05

                          Weekly ROR     MTD ROR     YTD ROR

CLASS A UNITS               0.12%         -5.06%      -8.14%
CLASS B UNITS               0.10%         -5.14%      -8.44%

* Subject to independent verification

Grant Park recorded small gains during a relatively flat trading week. Profits came mainly from the fixed income sector, which outpaced losses from the energy, agricultural/softs, and currency sectors.

Long positions in the fixed income sector benefited from negative data regarding the U.S. economy. The report on U.S. Gross Domestic Product showed that the total output of goods and services within the U.S. grew by an annualized rate of 3.1% over the first-quarter of 2005, considerably less than the 3.6% that economists had been anticipating. Analysts said that prices for both the U.S. Thirty-year bond and the Ten-year note rallied on the news as investors sought to purchase fixed income instruments, reasoning that the weaker GDP data might be an indication that the U.S. economy is slowing to the point where any future hikes in U.S. interest rates would be kept to a minimum. Market commentators also said that Treasury prices were higher for the week as investors put a "flight to quality" premium in the market in the wake of falling energy prices and softer stock prices. Negative economic news overseas also led to profits from long positions in European fixed income instruments. German bunds, British gilts, Liffe euribor and the German Bobl all settled the week higher after the European Commission reported that business confidence in the twelve economies employing the euro fell to a nineteen-month low during April. Prices for European fixed income products also rose on the news that France's unemployment rate for March was at its highest level in more than five years. Longs in the British short sterling also benefited when that contract closed higher. Prices for Australian financials were also higher for the session, resulting in gains from longs in the Ten and Three year bonds as well as the 90-day Bank accepted bills.

Prices for energy products plunged during the week, causing losses to long positions in the sector. Analysts said it was a combination of data that forced crude oil futures in New York to drop $5.67 or 10.6% for the week. First, U.S. commercial crude inventories rose by 5.5 million barrels over the week, helping stockpiles reach a level approximately 9% greater than this time last year. Analysts also cited the weaker-than-expected GDP figures as influential in the sell-off and added that some late-session weakness was mainly due to technical based selling as investors "stopped out" of long positions after the market broke below the $50 level. Heating oil prices were also down 8% on the week, while natural gas and unleaded gasoline each settled 9.4% lower for the session.

Long positions in the agricultural markets reported losses. Soybeans for July delivery on the Chicago Board of Trade closed 14.25 cents lower for the week. Commentators credited technical factors in explaining the sell-

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


[LOGO]                                           (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                            o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600             Performance Hotline: (866) 516-1574
Chicago, IL 60661                               website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com
off. The soybean meal contract also was $2.80 lower by the Friday close, hurting longs there. Additionally, longs in soybean oil experienced losses. Setbacks in the sector were somewhat tempered by a rally in the cotton market. An appeal from the World Trade Organization asking the European Union to delay any slowing of textile imports from China helped to put a bid into the July contract and helping it to close 2.93 cents better at 57.05 cents per pound.

Lastly, foreign currency positions experienced losses over the session. Shorts positions in the Japanese yen versus the U.S. dollar lost ground as the yen traded higher for the week. Market observers said that the yen was still garnering strength from speculation that the Chinese might revalue the yuan and thus strengthen the currencies of some of its larger trading partners. The yen also rallied against the euro, resulting in losses to cross-rate positions. Losses here were somewhat mitigated by a U.S. dollar that traded higher relative to some of its European trading partners. Short positions in the euro and the Swiss franc posted gains as those currencies fell against the dollar, mostly due to the aforementioned news regarding the European economies.








































              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


[LOGO]                                           (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                            o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600             Performance Hotline: (866) 516-1574
Chicago, IL 60661                               website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com